Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

APPLIED MICRO CIRCUITS CORPORATION

APPLIED MICRO CIRCUITS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is APPLIED MICRO CIRCUITS CORPORATION. The date on which the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 6, 1987.

SECOND: This Certificate of Amendment amends certain provisions of the Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), and has been duly adopted by the Board of Directors of the corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation and shall become effective on December 10, 2007.

THIRD: Article IV of the Restated Certificate of Incorporation to read in its entirety as follows:

“(A) This Corporation is authorized to issue 377,000,000 shares of its Capital Stock, which shall be divided into two classes known as Common Stock and Preferred Stock, respectively.

(B) The total number of shares of Common Stock which this Corporation is authorized to issue is 375,000,000 with a par value of $0.01 per share. Effective as of 11:59 p.m., Eastern time, on the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware, each four shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Common Stock as reported on The Nasdaq Global Select Market as of the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 2,000,000 with a par value of $0.01 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in this Certificate of Incorporation, and by filing a certificate pursuant to applicable law of the State of Delaware, to provide for the issuance of Preferred Stock in series and (i) to establish from time to time the number of shares to be included in each such series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

IN WITNESS WHEREOF, Applied Micro Circuits Corporation. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and President as of December 10, 2007.

APPLIED MICRO CIRCUITS CORPORATION

By:	/s/ Kambiz Hooshmand
Kambiz Hooshmand
Chief Executive Officer and President